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                                                                   EXHIBIT 11.01


                                 THE 3DO COMPANY
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE(1)
                      (in thousands, except per share data)


                                      FOR THREE MONTHS ENDED       FOR SIX MONTHS ENDED
                                           SEPTEMBER 30,               SEPTEMBER 30,
                                      ----------------------      ----------------------
                                        1997          1996          1997          1996
                                      --------      --------      --------      --------

Net income (loss)                     $  5,636      $  6,807      $ 26,865      $ (3,584)
                                      ========      ========      ========      ========

Weighted average number of
common shares outstanding               25,936        27,901        27,198        27,260

Common equivalent shares from
options to purchase common stock           902         2,342         1,917            --
                                      --------      --------      --------      --------

Common and common equivalents
shares                                  26,838        30,243        29,115        27,260
                                      ========      ========      ========      ========

Net income (loss) per common
and common equivalents share          $   0.21      $   0.23      $   0.92      $  (0.13)
                                      ========      ========      ========      ========


(1) This schedule should be read with Note 3 - Net Income (Loss) Per Share in the Condensed Notes to Consolidated Financial Statements.